UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 28, 2015

TIME WARNER CABLE INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33335	84-1496755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Columbus Circle, New York, New York 10023
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 364-8200

Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On June 1, 2015, Time Warner Cable Inc. (the “Company”) announced that Arthur T. Minson, Jr. informed the Company that he would resign from his position as Executive Vice President and Chief Financial Officer of the Company, effective June 1, 2015.  Mr. Minson will serve as an advisor to the Company, as described below.

(c)  On June 1, 2015, the Company also announced that, in connection with Mr. Minson’s resignation, William F. Osbourn, Jr., Senior Vice President--Controller and Chief Accounting Officer of the Company, and Matthew Siegel, Senior Vice President and Treasurer of the Company, will serve as the Company’s acting co-Chief Financial Officers, in each case, effective June 1, 2015 and in addition to their current titles and responsibilities. A copy of the press release announcing the executive changes is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

William F. Osbourn, Jr., 50 years old, has served as the Company’s Senior Vice President--Controller and Chief Accounting Officer since 2008 with responsibility for the Company's accounting function, including operations accounting, external financial reporting, Sarbanes-Oxley compliance, financial systems information technology, development and implementation of accounting policies and procedures, and shared services.  Prior to that, he was Vice President of Technical Accounting of the Company from 2003, and Executive Director for External Financial Reporting and Accounting Policy at Time Warner Inc. from 2001.  Before joining Time Warner Inc., Mr. Osbourn spent 14 years at PricewaterhouseCoopers LLP in roles of increasing responsibility and was admitted to partnership in 2000.

Matthew Siegel, 52 years old, has served as the Company’s Senior Vice President and Treasurer since 2008 with responsibility for the Company’s treasury functions, investment management, real estate, risk management and procurement and business affairs.  Prior to that, he was Vice President and Assistant Treasurer of Time Warner Inc. from 2001, and prior to that, Senior Vice President of Finance and Treasurer of Insight Communications, a multi-system cable operator based in New York with operations in the Midwest (acquired by Time Warner Cable in 2012).

(e)  In connection with Mr. Minson’s resignation, Mr. Minson and the Company entered into a letter agreement dated May 28, 2015, pursuant to which Mr. Minson will serve as an advisor to the Company during the period (the “advisory period”) from June 1, 2015 through the first to occur of December 31, 2016 and the closing, or abandonment, of the Company’s proposed merger (the “Charter merger”) with Charter Communications, Inc. (“Charter”).  This agreement amends the May 2, 2013 employment agreement between Mr. Minson and the Company.  During the advisory period, Mr. Minson has agreed to assist in the planning for closing of the Charter merger and related transactions, the integration of the Company’s operations with those of Charter, and other activities related to the Charter merger.

As consideration for the above services, the Company has agreed to pay Mr. Minson a one-time lump-sum cash payment of $5 million shortly after his resignation, subject to his execution and non-revocation of a release of claims in favor of the Company and affiliated parties.  During his advisory period, Mr. Minson will remain subject to all restrictions on his ability to engage in competitive behavior and solicit the Company’s employees, pursuant to the terms of his employment agreement.  He will be prohibited from hiring any Company employees during the advisory period without the Company’s consent.  Mr. Minson is entitled to no further compensation as an employee of the Company and he will forfeit all of his outstanding unvested Company equity awards.

Upon the closing of the Charter merger, if such closing occurs prior to January 1, 2017, and as long as Mr. Minson has complied with his obligations to provide the services and with the restrictive covenants described above, the Company will be obligated to pay Mr. Minson a lump-sum cash payment of $5 million.  If the proposed merger with Charter does not close before January 1, 2017, Mr. Minson will not be entitled to this second payment.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit	Description
99.1	Press Release dated June 1, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER CABLE INC.

By:	/s/ Marc Lawrence-Apfelbaum
Name:	Marc Lawrence-Apfelbaum
Title:	Executive Vice President, General Counsel & Secretary

Date:            June 1, 2015

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated June 1, 2015.